Form 10-K, Exhibit 13
period 1993-12-31
EASTERN ENTERPRISES
filed 1994-03-14
CIK 311259

EXHIBIT 13.1
    (Page 26)
    1993 COMPARED TO 1992
    The reported net loss in 1993 included the effects of three substantial charges of a non-recurring nature totaling $99.8 million, net of tax, or $4.43 per share. In addition, a number of unusual external factors such as floods and strikes negatively impacted each of Eastern's operating businesses during 1993.
      A management reevaluation of the Water Products Group resulted in the sale of Ionpure Technologies at a loss and a writedown of WaterPro Supplies' goodwill. On December 1, 1993, Eastern completed the sale of Ionpure for a 22% equity interest in U.S. Filter Corporation, as described in Note 10 of Notes to Financial Statements ("Notes"). This sale resulted in a pretax charge of $13.0 million ($9.3 million net of tax, or $.41 per share). In addition, in consideration of the continuing pressures on operating margins, diminished expectations for growth and other factors, Eastern revalued WaterPro and in the fourth quarter of 1993 recorded a pre- and post-tax charge against goodwill of $45.0 million, or $2.00 per share, as described in Note 12 of Notes.
      Also in the fourth quarter of 1993, Eastern accrued a pretax charge of $70.0 million representing the estimated undiscounted liability for health care and death benefit premiums imposed by the Coal Industry Retiree Health Benefit Act of 1992 ("Coal Act"). As described in Note 14 of Notes, this charge has been reported as an extraordinary item of $45.5 million net of tax, or $2.02 per share. On November 1, 1993 Eastern filed a lawsuit in the Federal District Court for Massachusetts challenging the constitutionality of the Coal Act, as applied to it, and asserting a claim against Peabody Holding Company, Inc., to which Eastern sold its coal subsidiaries in 1987, that any liability under the Coal Act should be borne by Peabody and such subsidiaries. Eastern has posted security to delay payment of premiums pending the outcome of its constitutional challenge. Eastern's ultimate obligation under the Coal Act could range from zero to more than $100 million depending on a number of factors, including the outcome of such challenge, its claim against Peabody, Medicare reimbursements, administrative review of assigned individuals, medical inflation rates and changes in government health care programs.

   (Page 27)

    REVENUES:
    (In millions)
    --------------------------------------------------------------------------
                                              1993          1992        Change
    Boston Gas                              $  614.3      $  594.3         3 %
    Midland                                    254.9         263.6        (3)%
    Water Products Group                       230.6         233.5        (1)%
                                            ----------------------
        Total                               $1,099.8      $1,091.4         1 %
                                            ----------------------------------
                                            ----------------------------------

    Consolidated revenues increased slightly in 1993. Although a variety of market and economic factors affected the change, in general, continued growth to the Boston Gas firm customer base offset decreases in coal and grain transportation at Midland.

    OPERATING EARNINGS:
    (In millions)
    --------------------------------------------------------------------------
                                                      1993     1992     Change
    Boston Gas                                        $49.1    $63.1     (22)%
    Midland                                            33.0     38.3     (14)%
    Water Products Group                               (0.4)    (0.3)     nm
    Headquarters                                       (4.7)    (5.1)       8%
                                                      --------------
    Operating earnings before writedown                77.0     96.0     (20)%
    Writedown of WaterPro goodwill                    (45.0)      --       nm
                                                      --------------
        Total                                         $32.0    $96.0       nm
                                                      --------------
                                                      --------------

    Consolidated operating earnings decreased from 1992, due primarily to the writedown of WaterPro goodwill and the absence of a one-time benefit in 1992 that resulted from a modification to the gas cost recovery mechanism at Boston Gas that increased operating earnings by $11.6 million. In addition, record flooding in the Midwest and strikes by the United Mine Workers ("UMW") and Boston Gas union employees decreased revenues and increased operating expenses.
      Earnings before income taxes decreased from $63.0 million in 1992 to a loss of $16.6 million in 1993, primarily reflecting the decrease in operating earnings described above, the $13.0 million loss on the sale of Ionpure, lower interest income and higher interest expense. Interest income decreased due to lower investment balances and rates. The increase in interest expense primarily reflected additional dividends paid on subsidiary preferred stock. The high income tax rate in 1993 resulted from the absence of any tax benefit recognized on the writedown of WaterPro goodwill and, to a much lesser extent, the 1% increase in the federal statutory rate and unbenefited capital losses on the sale of Ionpure, as described in Note 9.
      Net earnings of $46.1 million in 1992 decreased to a loss of $77.7 million in 1993, reflecting the above-described 1993 extraordinary charge for the reserve for coal miners retiree health care and the absence of the $8.2 million benefit recorded in 1992 on the adoption of SFAS 109, as described in Note 9.

    BOSTON GAS
    Increased sales to Boston Gas firm customers, primarily to an electric utility on a seasonal-firm basis, increased revenue by $21.8 million and operating earnings by $4.9 million. Relatively low residual oil prices throughout 1993 limited sales to non-firm customers and reduced comparative revenues by nearly $15.0 million. However, a $37.7 million rate increase which took effect November 1, 1993 and the pass through of higher gas costs were somewhat offsetting. The weather in 1993, which was 4.5% warmer than 1992, was 1.3% warmer than normal, decreasing revenues by $9.8 million and operating earnings by $1.7 million.
      Excluding the $11.6 million benefit in 1992 of the modification to the gas cost recovery mechanism, operating earnings decreased by $2.4 million as the partial impact of the rate increase in combination with the benefit of ongoing load growth offset much of the increased expenses attributable primarily to the work stoppage.

    (Page 28)
    MIDLAND
    Midland's transportation revenues decreased in 1993 primarily as a result of: reduced coal and grain shipments caused by the severe flooding on the Mississippi and Illinois Rivers and reduced exports of both commodities; the curtailment of coal shipments under a major long-term contract; and lower deliveries to electric utilities caused by the UMW strike.
      Midland's tonnage and ton miles were unchanged from 1992 despite several significant events that negatively affected the barge industry in general and Midland specifically. A decline in coal tonnage from 1992 primarily reflected reduced shipments to electric utilities due to the UMW strike (resolved in December), disruption in river traffic caused by flooding, and the cessation of coal shipments under a long-term contract. An increase in non-coal tonnage, despite a significant reduction in grain tonnage, served to replace the lower coal volume, although at lower margins. Benefits of cost savings programs helped to offset much of the lost margins. Higher coal terminal throughput was offset by lower phosphate terminalling.
      In addition to restricting tonnage and altering traffic patterns, flooding increased operating costs and shifted business to less profitable markets.
      In December 1993 Midland sold its liquid barge business at a pretax gain of $8.0 million. In addition, Midland closed its barge construction facility in Port Allen, Louisiana and set up a $3.5 million reserve to reflect shutdown costs and carrying charges until final disposition of the facility is determined. These transactions were included in "Other income."

    WATER PRODUCTS GROUP
    Water Products Group's revenue declined slightly as increases at WaterPro offset most of the Ionpure reduction resulting from its sale as of October 1, 1993.
      Operating profits declined due to intense competition and slow moving inventory charges at WaterPro. WaterPro's 1993 operating profits also included charges related to upgrading its information system, a training and logistics initiative and higher corporate overhead. These charges offset the absence of the $1.0 million restructuring charge recorded in 1992.

    1992 COMPARED TO 1991
    REVENUES:

    (In millions)
    --------------------------------------------------------
                               1992        1991      Change
    Boston Gas              $  594.3      $527.9        13 %
    Midland                    263.6       267.1        (1)%
    Water Products Group       233.5       198.1        18 %
                            --------------------
    Total                   $1,091.4      $993.1        10 %
                            --------------------------------
                            --------------------------------

    The increase in consolidated revenues from 1991 to 1992 primarily reflected colder weather and continued growth in the Boston Gas firm customer base. Higher revenues for WaterPro and Ionpure also contributed to the increase.

  OPERATING EARNINGS:
  (In millions)
  ---------------------------------------------------------
                                1992       1991     Change
  Boston Gas                   $63.1      $39.3       61 %
  Midland                       38.3       40.5       (5)%
  Water Products Group          (0.3)      (1.3)       nm
  Headquarters                  (5.1)      (5.7)       nm
                               -----------------
  Total                        $96.0      $72.8       32 %
                               ---------------------------
                               ---------------------------

    Results for all segments of Eastern's operations for 1992 and 1991 were depressed by the recession, as reflected by weak demand experienced by Midland and high bad debt expense for Boston Gas. For both WaterPro and Ionpure, competitive pressures decreased margins which offset the benefit of higher revenues.

    (Page 29)
      Net earnings before accounting changes increased 29% from 1991, as the growth in operating earnings was partially offset by increased interest expense, lower interest income and an increase in the reported tax rate due to the 1992 adoption of SFAS 109, as described in Note 9 of Notes.
      Net earnings for 1992 also increased from the $8.2 million benefit recorded on the adoption of SFAS 109 and the absence of the $8.7 million charge, net of tax, recorded in 1991 on the adoption of SFAS 106, as described in Notes 9 and 15 of Notes. The SFAS charge in 1991 was partially offset by a one-time gain related to a 1987 pension termination.

    BOSTON GAS
    The weather in 1992 was 19.3% colder than 1991 and 3.6% colder than normal, increasing revenues by $47.0 million and operating earnings by $14.7 million. The 1992 modification to the gas cost recovery mechanism resulted in a one-time benefit to operating earnings of $11.6 million. Growth in the firm customer base, which was evenly divided between traditional residential markets and the commercial/industrial market, increased operating earnings in 1992 by $7.1 million. These gains were partially offset by higher operating expenses in 1992 related primarily to increased system maintenance costs and depreciation.

    MIDLAND
    Midland's ton miles during 1992 increased 1% from 1991, reflecting increased volume from grain and other commodities, mostly offset by reduced demand for coal transportation due to moderate temperatures and a weak economy. Industry overcapacity reduced rates and margins. Revenues and earnings from support operations were generally lower than 1991.
      Lower fuel costs and improved operating conditions, partially offset by increased administrative costs and depreciation expense related to fleet renewal, resulted in lower operating costs as compared to 1991.

    WATER PRODUCTS GROUP
    In 1992 the Water Products Group incurred an operating loss of $0.3 million, compared to a loss in 1991 of $1.3 million. WaterPro's results reflected increased sales, partially offset by decreased margins. Ionpure benefited from increased sales of capital goods, especially in Europe. The 1992 operating loss reflects a number of unusual charges, including nearly $1.0 million in restructuring charges at WaterPro.

    LIQUIDITY AND CAPITAL
    RESOURCES
    Management believes that projected cash flow from operations, in combination with currently available resources, is more than sufficient to meet Eastern's 1994 capital expenditure and working capital requirements, normal debt repayments and anticipated dividends to shareholders.
      In addition to cash and short-term investments in excess of $50 million, Eastern maintains a $60 million credit agreement plus other lines, all of which are available for general corporate purposes. At December 31, 1993 there were no borrowings outstanding under any of these facilities.
      Through a combination of increased equity and newly issued debt, Eastern expects to continue its policy of capitalizing Boston Gas and Midland with approximately equal amounts of equity and long-term debt. Both subsidiaries maintain "A" ratings with the major rating agencies.

    (Page 30)
      In May 1993 Eastern contributed $20.0 million to Boston Gas which was used to redeem $20.0 million of 9% debentures due 2001.
      During the last quarter of 1993, Eastern repurchased 1,739,900 shares of its common stock for $46.0 million.
      To meet working capital requirements which reflect the seasonal nature of the gas distribution business, Boston Gas had $106.3 million of notes outstanding at December 31, 1993. In January 1994 Boston Gas issued
    $36.0 million of Medium-Term Notes, the proceeds of which were used to reduce short-term indebtedness. An additional $14.0 million is available for issuance under a shelf registration through December 31, 1994 for the funding of capital expenditures and other corporate purposes.
      Boston Gas also maintains a credit agreement which backs the issuance of up to $90 million of commercial paper to fund its inventory of gas supplies. At December 31, 1993, Boston Gas had outstanding $59.3 million of commercial paper for this purpose. Anticipated increases in deferred gas costs and pipeline transition costs resulting from the restructuring of the natural gas industry are expected to be funded through additional short term borrowings.
      Consolidated capital expenditures, principally at Boston Gas, are budgeted at approximately $60 million for 1994.

    OTHER MATTERS
    Boston Gas may have or share responsibility for environmental remediation of certain former manufactured gas plant sites, as described in Note 13 of Notes. A 1990 regulatory settlement agreement provides for recovery by Boston Gas of environmental costs associated with such sites over separate, seven-year amortization periods without a return on the unamortized balance. Although Eastern does not possess at this time sufficient information to reasonably determine the ultimate cost to Boston Gas of such remediation, it believes that it is not probable that such costs will materially affect Eastern's financial condition or results of operations.
      Eastern may share responsibility for environmental remediation in the vicinity of a former coal tar processing facility in Everett, Massachusetts, as described in Note 13. Eastern does not possess at this time sufficient information to reasonably determine or estimate the ultimate cost to it of such remediation.

(Page 31)

Consolidated Statements of Operations

(In thousands, except per share amounts)
- ---------------------------------------------------------------------------
Years ended December 31,                       1993         1992       1991
REVENUES                                 $1,099,847   $1,091,434   $993,070
OPERATING COSTS AND EXPENSES:
Operating costs                             830,692      805,154    742,535
Selling, general and administrative
  expenses                                  132,907      136,545    130,937
Depreciation and amortization                59,261       53,728     46,793
                                         ----------------------------------
OPERATING EARNINGS BEFORE WRITEDOWN          76,987       96,007     72,805
Writedown of WaterPro goodwill               45,000           --         --
                                         ----------------------------------
OPERATING EARNINGS AFTER WRITEDOWN           31,987       96,007     72,805
OTHER INCOME (EXPENSE):
Interest income                               2,875        4,217      6,628
Interest expense                            (35,305)     (33,924)   (29,720)
Loss on sale of Ionpure                     (13,000)          --         --
Other, net                                   (3,179)      (3,269)    (2,620)
                                         ----------------------------------
EARNINGS (LOSS) BEFORE INCOME TAXES         (16,622)      63,031     47,093
PROVISION FOR INCOME TAXES                   15,538       25,125     17,726
                                         ----------------------------------
EARNINGS (LOSS) BEFORE EXTRAORDINARY
  ITEM AND CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE                         (32,160)      37,906     29,367
EXTRAORDINARY ITEM: Reserve for coal
  miners retiree health care, net of
  tax benefit of $24,500                    (45,500)          --         --
CUMULATIVE EFFECT OF ACCOUNTING CHANGE
  FOR:
Income taxes                                     --        8,209         --
Post-retirement health care costs, net
  of tax benefit of $4,463                       --           --     (8,662)
                                         ----------------------------------
NET EARNINGS (LOSS)                      $  (77,660)  $   46,115   $ 20,705
                                         ----------------------------------
                                         ----------------------------------
EARNINGS (LOSS) PER SHARE BEFORE
  EXTRAORDINARY ITEM AND CUMULATIVE
  EFFECT OF ACCOUNTING CHANGE                $(1.43)       $1.67      $1.30
EXTRAORDINARY ITEM: Reserve for coal
  miners retiree health care, net of tax      (2.02)          --         --
CUMULATIVE EFFECT OF ACCOUNTING CHANGE
  FOR:
Income taxes                                     --          .37         --
Post-retirement health care costs, net
  of tax                                         --           --       (.38)
                                         ----------------------------------
EARNINGS (LOSS) PER SHARE                    $(3.45)       $2.04      $ .92
                                         ----------------------------------
                                         ----------------------------------
The accompanying notes are an integral part of these financial statements.

(Page 32)

Consolidated Balance Sheets

(In thousands)
- ---------------------------------------------------------------------------
December 31,                                              1993         1992
ASSETS
CURRENT ASSETS:
Cash and short-term investments                     $   52,240   $  105,440
Receivables, less reserves of $14,466 in 1993 and
  $12,630 in 1992                                      145,523      137,958
Inventories                                             87,568       93,078
Deferred gas costs                                      65,802       40,868
Other current assets                                    11,995        9,378
                                                    -----------------------
  TOTAL CURRENT ASSETS                                 363,128      386,722
INVESTMENTS:
Equity in U.S. Filter                                   44,292           --
Other investments                                        8,279        7,443
                                                    -----------------------
  TOTAL INVESTMENTS                                     52,571        7,443
PROPERTY AND EQUIPMENT, AT COST                      1,275,161    1,275,573
Less -- accumulated depreciation                       489,196      475,794
                                                    -----------------------
  NET PROPERTY AND EQUIPMENT                           785,965      799,779
OTHER ASSETS:
Deferred post-retirement health care costs             101,182       99,126
Deferred charges and other costs, less
  amortization                                          63,600       41,097
Goodwill, less amortization                             13,231       90,899
                                                    -----------------------
                                                    -----------------------
    TOTAL ASSETS                                    $1,379,677   $1,425,066
                                                    -----------------------
                                                    -----------------------
The accompanying notes are an integral part of these financial statements.

(Page 33)

(In thousands)
- ---------------------------------------------------------------------------
December 31,                                              1993         1992
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Current debt                                        $  114,335   $   62,247
Accounts payable                                        76,161       78,889
Accrued expenses                                        31,280       22,188
Other current liabilities                               63,703       42,802
                                                    -----------------------
  TOTAL CURRENT LIABILITIES                            285,479      206,126
GAS INVENTORY FINANCING                                 59,297       48,631
LONG-TERM DEBT                                         328,939      357,109
RESERVES AND OTHER LIABILITIES:
Deferred income taxes                                   90,793      105,544
Post-retirement health care                            104,730      103,760
Coal miners retiree health care                         63,060           --
Preferred stock of subsidiary                           29,197       29,436
Other reserves                                          54,444       56,554
                                                    -----------------------
  TOTAL RESERVES AND OTHER LIABILITIES                 342,224      295,294
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Common stock $1.00 par value --
  Authorized shares -- 50,000,000
  Issued shares -- 21,644,378 in 1993 and
  23,634,543 in 1992                                    21,644       23,635
Capital in excess of par value                          61,778      112,050
Retained earnings                                      299,131      408,739
Treasury stock at cost -- 714,786 shares in 1993
  and 1,013,320 shares in 1992                         (18,815)     (26,518)
                                                    -----------------------
  TOTAL SHAREHOLDERS' EQUITY                           363,738      517,906
                                                    -----------------------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY      $1,379,677   $1,425,066
                                                    -----------------------
                                                    -----------------------
The accompanying notes are an integral part of these financial statements.

(Page 34)

Consolidated Statements of Cash Flows

(In thousands)
- ---------------------------------------------------------------------------
Years ended December 31,                         1993       1992       1991
CASH FLOWS FROM OPERATING ACTIVITIES:
NET EARNINGS (LOSS)                          $(77,660)  $ 46,115   $ 20,705
Adjustments to reconcile net earnings
  (loss) to net cash provided by
  operating activities:
Depreciation and amortization                  59,261     53,728     46,793
Income taxes and tax credits                  (16,061)     1,355      4,487
Coal miners retiree health care                70,000         --         --
Writedown of WaterPro goodwill                 45,000         --         --
Loss on sale of Ionpure                        13,000         --         --
Other changes in assets and liabilities:
  Receivables                                 (17,003)   (14,138)     2,049
  Inventories                                  (3,813)   (17,355)     6,363
  Deferred gas costs                          (24,934)   (26,994)     2,793
  Accounts payable                                717      3,331      3,915
  Other                                        (9,970)       532      5,720
                                             ------------------------------
  NET CASH PROVIDED BY OPERATING ACTIVITIES    38,537     46,574     92,825
                                             ------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures                          (64,391)   (82,891)  (112,085)
Acquisitions, net of cash acquired                 --         --    (37,117)
Short-term investments                        (14,411)    20,769    (34,696)
Proceeds on sale of liquid barge business      14,950         --         --
Other                                          (3,096)    (6,816)    (1,201)
                                             ------------------------------
  NET CASH USED BY INVESTING ACTIVITIES       (66,948)   (68,938)  (185,099)
                                             ------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid                                (31,697)   (31,634)   (31,560)
Issuance of preferred stock by subsidiary          --     29,436         --
Changes in notes payable                       53,286     (1,474)    14,553
Proceeds from issuance of long-term debt           --     53,000     42,000
Repayment of long-term debt                   (26,273)   (26,324)    (9,519)
Changes in gas inventory financing             10,666     17,461     (4,021)
Purchase of treasury shares                   (46,039)        --       (692)
Other                                             857        756     (4,095)
                                             ------------------------------
  NET CASH PROVIDED (USED) BY FINANCING
    ACTIVITIES                                (39,200)    41,221      6,666
                                             ------------------------------
Net increase (decrease) in cash and cash
  equivalents                                 (67,611)    18,857    (85,608)
Cash and cash equivalents at beginning of
  year                                         91,377     72,520    158,128
                                             ------------------------------
Cash and cash equivalents at end of year       23,766     91,377     72,520
Short-term investments                         28,474     14,063     34,696
                                             ------------------------------
  CASH AND SHORT-TERM INVESTMENTS            $ 52,240   $105,440   $107,216
                                             ------------------------------
                                             ------------------------------

The accompanying notes are an integral part of these financial statements.

(Page 35)

Consolidated Statements of Shareholders' Equity
(In thousands)
- ------------------------------------------------------------------------------------------------------------

                                          Common     Capital in
                                           Stock      Excess of       Retained       Treasury
                                    $1 Par Value      Par Value       Earnings          Stock          Total
BALANCE AT DECEMBER 31, 1990             $23,598       $112,279       $405,898       $(28,615)      $513,160
ADD (DEDUCT):
Net earnings                                  --             --         20,705             --         20,705
Dividends declared -- $1.40 per
  share                                       --             --        (31,560)            --        (31,560)
Purchase of stock                             --             --             --           (692)          (692)
Foreign currency translation
  adjustment                                  --             --           (392)            --           (392)
Issuance of stock                             15            343             --          1,307          1,665
                                         -------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1991              23,613        112,622        394,651        (28,000)       502,886
ADD (DEDUCT):
Net earnings                                  --             --         46,115             --         46,115
Dividends declared -- $1.40 per
  share                                       --             --        (31,660)            --        (31,660)
Foreign currency translation
  adjustment                                  --             --           (367)            --           (367)
Unearned compensation related to
  the issuance of restricted stock, net       --         (1,079)            --          1,371            292
Issuance of stock                             22            507             --            111            640
                                         -------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1992              23,635        112,050        408,739        (26,518)       517,906
ADD (DEDUCT):
Net loss                                      --             --        (77,660)            --        (77,660)
Dividends declared -- $1.40 per
  share                                       --             --        (31,711)            --        (31,711)
Purchase of stock                             --             --             --        (46,039)       (46,039)
Retirement of stock                       (2,000)       (50,732)            --         52,732            --
Foreign currency translation
  adjustment                                  --             --           (237)            --           (237)
Unearned compensation related to
  the issuance of restricted stock, net       --            262             --            105            367
Issuance of stock                              9            198             --            905          1,112
                                         -------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1993             $21,644       $ 61,778       $299,131       $(18,815)      $363,738
                                         -------------------------------------------------------------------
                                         -------------------------------------------------------------------
The accompanying notes are an integral part of these financial statements.

(Page 36)

    Notes to Financial Statements
1.  ACCOUNTING POLICIES
    The consolidated financial statements include the accounts of Eastern Enterprises ("Eastern"), Boston Gas Company ("Boston Gas"),
    Midland Enterprises Inc. ("Midland") and Water Products Group, consisting of WaterPro Supplies Corporation ("WaterPro") and
    Ionpure Technologies Corporation ("Ionpure"). See Note 10 concerning the exchange in 1993 of Ionpure for an equity interest in United States Filter Corporation ("U.S. Filter") in a non-cash transaction.
      Certain prior year financial statement information has been reclassified to be consistent with the current presentation. All material intercompany balances and transactions have been eliminated in consolidation. Certain accounting policies followed by Eastern and its subsidiaries are described below:
    Cash: Highly liquid instruments with original maturities of three months or less are considered cash equivalents.
    Inventories: Inventories are valued at the lower of cost or market using the first-in, first-out (FIFO) or average cost method. The components of inventories were as follows:

  (In thousands)
  ----------------------------------------------------------------------
  December 31,                                         1993         1992
  Supplemental gas supplies                         $53,152      $42,140
  Other materials,  supplies and  marine fuel        17,984       23,886
  Finished products                                  16,432       27,052
                                                    --------------------
                                                    $87,568      $93,078
                                                    --------------------
                                                    --------------------

    Goodwill: Goodwill is amortized on a straight-line basis over a period of 40 years. Accumulated amortization as of December 31, 1992 amounted to $7,016,000.
      During 1993, management determined that WaterPro's goodwill was impaired and it was written down to its realizable value as described in Note 12. Accumulated amortization was eliminated to reflect the new cost basis which will be amortized over its remaining life of 35 years.

    Other current liabilities: Included in other current liabilities were:

  (In thousands)
  ----------------------------------------------------------------------
  December 31,                                         1993         1992
  Pipeline transition costs
   regulatory liability                             $24,174      $    --
  Pipeline refunds due utility
   customers                                          8,029       13,061
  Reserves for insurance claims                       8,285        8,480
  Dividends payable                                   7,930        7,916
                                                    --------------------

    Revenue recognition: Boston Gas' revenues are recorded when billed. Boston Gas defers the cost of any firm gas that has been distributed, but is unbilled at the end of a period, to the period in which the gas is billed to customers. Midland recognizes revenue on tows in progress on the percentage of completion method based on miles traveled. WaterPro recognizes revenues on shipment.
    Depreciation and amortization: Depreciation and amortization are provided using the straight-line method at rates designed to allocate the cost of property and equipment over their estimated useful lives. Because the rates of depreciation on commercial equipment vary with each property unit, it is impractical to state each rate individually. Excluding the amortization of goodwill, depreciation and amortization as a percentage of average depreciable assets was as follows:

    --------------------------------------------------------------------

    Years ended December 31,                             1993       1992
    Boston Gas                                           4.0%       3.8%
    Midland                                              4.2%       4.1%
    Water Products Group                                13.7%      15.5%
    Headquarters                                        11.2%      14.7%
                                                        ----------------

    Earnings per share: Earnings per share are based on the weighted average number of common and common equivalent shares outstanding. Such shares amounted to 22,530,000 in 1993, 22,654,000 in 1992 and 22,580,000 in 1991.
    Fully diluted earnings per share were not materially different from primary earnings per share.

2.  BUSINESS SEGMENT INFORMATION
    Operating results and other financial data are presented for Eastern's three business segments: Boston Gas, a local gas distribution company serving eastern and central Massachusetts; Midland, a barge transportation

(Page 37)

    company operating on the inland waterways;
    and Water Products Group, consisting of WaterPro, a distributor of components for municipal water and wastewater systems and Ionpure, a provider of water purification systems sold effective October 1, 1993.


  (In thousands)
  ----------------------------------------------------------------------
                                           1993         1992        1991
    REVENUES:
  Boston Gas                         $  614,294   $  594,330    $527,928
  Midland                               254,921      263,617     267,044
  Water Products Group                  230,632      233,487     198,098
                                     -----------------------------------
                                     $1,099,847   $1,091,434    $993,070
                                     -----------------------------------
                                     -----------------------------------
    OPERATING EARNINGS:
  Boston Gas                            $49,063      $63,120     $39,291
  Midland                                33,001       38,277      40,471
  Water Products Group\1/<F1>              (402)        (249)     (1,237)
  Headquarters                           (4,675)      (5,141)     (5,720)
                                     -----------------------------------
                                        $76,987      $96,007     $72,805
                                     -----------------------------------
                                     -----------------------------------
    IDENTIFIABLE ASSETS, NET OF DEPRECIATION AND RESERVES:
  Boston Gas                         $  834,440   $  738,604  $  644,273
  Midland                               373,144      395,097     391,714
  Water Products Group                   64,230      179,751     178,813
  Headquarters                          107,863      111,614     118,651
                                     -----------------------------------
                                     $1,379,677   $1,425,066  $1,333,451
                                     -----------------------------------
                                     -----------------------------------
    CAPITAL EXPENDITURES:
  Boston Gas                            $47,057      $51,136    $ 57,400
  Midland                                14,191       29,327      48,531
  Water Products Group\2/<F2>             2,941        2,353       5,951
  Headquarters                              202           75         203
                                     -----------------------------------
                                        $64,391      $82,891    $112,085
                                     -----------------------------------
                                     -----------------------------------
    DEPRECIATION AND AMORTIZATION:
  Boston Gas                            $27,566      $22,493     $18,685
  Midland                                25,288       24,607      22,240
  Water Products Group                    6,062        6,183       5,447
  Headquarters                              345          445         421
                                    ------------------------------------
                                        $59,261      $53,728     $46,793
                                    ------------------------------------
                                    ------------------------------------

- -----------
<F1> \1/Excludes $45,000 charge to write down WaterPro goodwill in 1993.
<F2> \2/Excludes $37,117 for acquisitions in 1991.
        Operating loss under "Headquarters" reflects unallocated corporate general and administrative expenses. Identifiable assets under "Headquarters" include cash and short-term investments and in 1993 Eastern's investment in U.S. Filter.

3.  LONG-TERM OBLIGATIONS AND CURRENT DEBT
    Credit agreement and lines of credit:
    Eastern maintains a credit agreement with a group of banks which provides for the borrowing by Eastern and certain subsidiaries of up to $60,000,000 at any time through December 31, 1994. In addition Eastern and certain subsidiaries maintain lines of credit totaling $50,000,000. At December 31, 1993 and 1992 no borrowings were outstanding under these agreements. The interest rate for borrowings is the agent bank's prime rate or, at Eastern's option, various alternatives. The agreement and lines require facility or commitment fees, which average 3/16 of 1% of the unused portion. Boston Gas utilizes the credit agreement and the lines of credit to back commercial paper borrowings. Included in current debt were $106,300,000 and $54,944,000 of commercial paper and notes payable at December 31, 1993 and 1992, respectively.
    Gas inventory financing: Boston Gas funds its inventory of gas supplies through external sources. All costs related to this funding are recoverable from customers. Boston Gas maintains a credit agreement with a group of banks which provides for the borrowing of up to $90,000,000 for the exclusive purpose of funding its inventory of gas supplies or for backing commercial paper issued for the same purpose. Boston Gas had $59,297,000 and $48,631,000 of commercial paper outstanding to fund its inventory of gas supplies at December 31, 1993 and 1992, respectively. Since the commercial paper is supported by the credit agreement, these borrowings have been classified as non-current in the accompanying consolidated balance sheets. The credit agreement includes a one-year revolving credit which may be converted to a two-year term loan at the option of Boston Gas if the one-year revolving credit is not renewed

(Page 38)

    by the banks. Boston Gas may select interest rate alternatives based on prime or Eurodollar rates and requires a commitment fee of 1/8 of 1% on the unused portion. No borrowings were outstanding under this agreement during 1993 and 1992.

  LONG-TERM DEBT:
  (In thousands)
  -----------------------------------------------------------------------------
  December 31,                                                 1993        1992
  BOSTON GAS:
  7.95%-9% Sinking Fund Debentures, due 1997-2001         $  63,142    $ 83,142
  8.33%-9.75% Medium-Term Notes, Series A,
   due 2005-2022                                            100,000     100,000
  First Mortgage Bonds --
   8.375% Series, due 1996                                    3,360       3,840
  Capital leases                                              7,008       8,240
  Less -- current portion                                    (2,165)     (1,712)
                                                           --------------------
                                                            171,345     193,510
                                                           --------------------
    MIDLAND:
  First Preferred Ship Mortgage Bonds -- 9.9% Series,
   due 2008                                                  48,692      48,827
  8.1%-9.85% Medium-Term Notes, Series A,
   due 2002-2012                                             75,000      75,000
  Promissory Note, due 1995                                   3,031       5,456
  8.8% Ship Financing Bond,
   due 1996                                                     938       1,314
  Capital leases                                             35,804      38,593
  Less -- current portion                                    (5,871)     (5,591)
                                                           --------------------
                                                            157,594     163,599
                                                           --------------------
                                                           $328,939    $357,109
                                                           --------------------
                                                           --------------------

    Description of debt: In 1992 Boston Gas filed a shelf registration covering the issuance of up to $50,000,000 of Medium-Term Notes through December 31, 1994. In January 1994 Boston Gas issued $36,000,000 of Medium-Term Notes, Series B, with a weighted average maturity of 24 years and coupon of 6.94%. Proceeds from the issuance reduced current debt.
      Boston Gas' First Mortgage Bonds are secured by a first mortgage lien on a portion of Boston Gas' utility properties and franchises.
      Midland's First Preferred Ship Mortgage Bonds are secured by certain transportation equipment. The Ship Financing Bond was assumed pursuant to an acquisition of certain marine companies. This obligation is guaranteed by the U.S. Government and is secured by certain transportation equipment.
      Midland's promissory note bears interest at variable rates based upon the prime rate or, at its option, Eurodollar or certificate of deposit quotes.
      Capital leases consist of property and equipment lease obligations with an average interest rate of 9.6%. Minimum lease payments under these agreements are due in installments through 2003.
    Five-year sinking funds and operating lease commitments: In addition to the property and equipment financed under capital leases, Eastern and its subsidiaries lease certain facilities, vessels and equipment under long-term operating leases which expire on various dates through the year 2006. Total rentals charged to expense were $13,169,000 in 1993, $12,563,000 in 1992 and $10,923,000 in 1991.
      Sinking fund requirements and maturities, net of amounts acquired in advance are $8,036,000, $6,675,000, $8,239,000, $15,049,000 and
    $13,016,000 for 1994 through 1998, respectively.
      Future minimum lease commitments under operating leases are as follows:

                                                             Operating lease
  (In thousands)                                                 commitments
  ----------------------------------------------------------------------------
  1994                                                               $10,374
  1995                                                                 9,327
  1996                                                                 7,661
  1997                                                                 4,501
  1998                                                                 1,613
  Thereafter                                                           4,979
                                                                     -------
                                                                     $38,455
                                                                     -------
                                                                     -------

(Page 39)

4.  PREFERRED STOCK OF SUBSIDIARY
    On July 23, 1992 Boston Gas sold 1,200,000 shares of variable-term cumulative preferred stock, which is non-voting and has a liquidation value of $25 per share. On July 13, 1993, Boston Gas selected a Final Term of September 1, 2018 and fixed the dividend rate at 6.421%. Dividends are paid quarterly, commencing
    September 1, 1993. The Final Term requires 5% annual sinking fund payments beginning on September 1, 1999 and is non-callable for 10 years.
 5. STOCK PLANS
    Eastern has a stock option plan which provides for the issuance of non-qualified stock options, incentive stock options and stock appreciation rights ("SARs") to its officers and key employees. Options and SARs may be granted at prices not less than fair market value on the date of grant for periods not extending beyond ten years from the date of grant. Exercise of an option requires surrender of the related
    SAR, if any. Exercise of an SAR requires surrender of the related option.
      Shares available for future grants under the stock option plans were 199,334 at December 31, 1993, 188,806 at December 31, 1992, and 162,939 at
    December 31, 1991. Stock options exercisable at
    December 31, 1993 and 1992 were 389,188 and 330,325,
    respectively. SARs exercisable at December 31, 1993 and 1992 were 121,100 and 116,228, respectively.
      Option activity during the past three years was as follows:

                       Average        Stock
                  option price      options          SARs
  ---------------------------------------------------------
  Outstanding at
   December
   31, 1990             $24.14      375,811       166,406
  Granted                27.34      313,500        31,750
  Exercised              24.29      (16,357)      (26,711)
  Surrendered            23.54      (26,711)          (50)
  Canceled               25.45      (14,962)       (1,800)
                         --------------------------------
  Outstanding at
   December
   31, 1991             $25.72      631,281       169,595
  Granted                27.06        2,000            --
  Exercised              21.79      (20,569)      (22,647)
  Surrendered            21.49      (22,647)       (1,850)
  Canceled               28.47       (5,220)       (2,410)
                        ---------------------------------
  Outstanding at
   December
   31, 1992             $26.00      584,845       142,688
  Exercised              21.93      (10,109)       (8,588)
  Surrendered            21.97       (8,588)         (120)
  Canceled               29.16       (1,940)         (970)
                        ---------------------------------
  Outstanding at
   December
   31, 1993             $26.12      564,208       133,010
                        ---------------------------------
                        ---------------------------------

      Under Restricted Stock Plans for key employees and non-employee trustees, Eastern awarded 4,000 and 52,500 shares in 1993 and 1992. Eastern recognized compensation expense of $367,000 in 1993 and $292,000 in 1992 in accordance with the vesting terms of these awards. Shares available for future awards under these plans were 48,500 shares at December 31, 1993 and 22,500 at December 31, 1992.
6.  COMMON STOCK PURCHASE RIGHTS
    On February 22, 1990, Eastern declared a distribution to shareholders of record on March 5, 1990, pursuant to the terms of a Common Stock Rights Agreement between Eastern and The Bank of New York, of one common stock purchase right for each outstanding share of common stock. Each right would initially entitle the holder to purchase one share of common stock at an exercise price of $100.00, subject to adjustment to prevent dilution. The rights become exercisable on the 10th business day after a person

(Page 40)

    acquires 20% or more of Eastern's stock or commences a tender offer for 20% or more of Eastern's stock, or on the 10th business day after Eastern's Board of Trustees determines that a shareholder owning at least 10% of Eastern's stock is an "adverse person," based on criteria specified in the rights agreement. The rights may be redeemed by Eastern at a price of $.01 at any time prior to the 10th day after a 20% position has been acquired. The rights will expire March 5, 2000.
      If Eastern is acquired in a merger or other business combination, each right will entitle its holder to purchase common shares of the acquiring company having a market value of twice the exercise price of each right (i.e., at a 50% discount). If an acquiror purchases 20% of Eastern's common stock or has been determined to be an "adverse person," each right will entitle its holder to purchase a number of Eastern's common shares having a market value of twice the right's exercise price.


7.   INTEREST EXPENSE

  (In thousands)
  ----------------------------------------------------------------------------------------------------------
  Years ended December 31,                                                      1993        1992        1991
  Interest on long-term debt                                                 $31,326     $31,781     $29,427
  Other, including amortization of debt expense                                3,754       3,375       3,838
  Less -- capitalized interest                                                (1,164)     (1,637)     (3,545)
  Subsidiary preferred stock dividends                                         1,389         405          --
                                                                             -------------------------------
  Interest expense                                                           $35,305     $33,924     $29,720
                                                                             -------------------------------
                                                                             -------------------------------
  Interest payments                                                          $34,307     $33,390     $28,554
                                                                             -------------------------------
                                                                             -------------------------------

8.   OTHER INCOME (EXPENSE)

  (In thousands)
  ----------------------------------------------------------------------------------------------------------
  Years ended December 31,                                                  1993          1992          1991
  Provision for environmental expenses                                  $ (5,715)     $ (2,500)     $ (5,400)
  Gain on termination of pension plan in 1987                                --            --          3,500
  Gain on sale of liquid barge business                                    7,988           --           --
  Closing of barge construction facility                                  (3,500)          --           --
  Other                                                                   (1,952)         (769)         (720)
                                                                        ------------------------------------
                                                                        $ (3,179)     $ (3,269)     $ (2,620)
                                                                        ------------------------------------
                                                                        ------------------------------------

9.  INCOME TAXES
    The table below reconciles the statutory U.S. Federal income tax provision
(In thousands)
    --------------------------------------------------------------------------------------------------------
  Years ended December 31,                                                      1993        1992        1991
  Statutory rate                                                                 35%         34%         34%
  Computed provision for income taxes at statutory Federal rate              $(5,818)    $21,431     $16,012
  Increase (decrease) from statutory rate resulting principally from:
  Writedown of goodwill                                                       15,750        --          --
  State taxes, net of Federal benefit                                          1,833       2,468       1,649
  Effect of change in Federal income tax rate                                  1,414        --        (1,500)
  Unbenefited capital losses                                                   1,068          84        --
  Amortization of goodwill                                                       839         907         863
  Unbenefited foreign losses                                                     373         470       1,181
  Other, net                                                                      79        (235)       (479)
                                                                             --------------------------------
  Provision for
   income taxes                                                              $15,538     $25,125     $17,726
                                                                             --------------------------------
                                                                             --------------------------------

   Following is a summary of the provision for income taxes:

  (In thousands)
    ---------------------------------------------------------------------------------------------------------
   Years ended December 31,                                                       1993      1992          1991
  Current:
  Federal                                                                     $ 6,083   $14,662       $10,783
  State                                                                         1,500     3,139         1,852
  Foreign                                                                         --        (25)          219
                                                                              -------------------------------
  Total current
   provision                                                                    7,583    17,776        12,854
  Deferred:
  Federal                                                                       6,635     6,749         4,226
  State                                                                         1,320       600           646
                                                                              -------------------------------
  Total deferred
   provision                                                                    7,955     7,349         4,872
                                                                              -------------------------------
  Provision for
   income taxes                                                               $15,538   $25,125       $17,726
                                                                              -------------------------------
                                                                              -------------------------------
  Tax payments                                                                $10,809   $ 6,656       $ 8,817
                                                                              -------------------------------

(Page 41)

    Effective January 1, 1992, Eastern adopted Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." Eastern recorded a credit to income of approximately $8,209,000 or $.37 per share, which represents the net decrease to the deferred tax liabilities as of that date. This amount has been reflected in the consolidated statement of earnings as the cumulative effect of the accounting change for non-utility operations. The cumulative effect for Boston Gas and the impact of the 1993 tax increase have been recorded as a regulatory asset and are being recovered in accordance with Boston Gas' 1993 rate order.
      The 1991 tax provision was reduced by $1,755,000 of credits no longer applicable under SFAS 109.
      The Revenue Reconciliation Act of 1993 increased the statutory Federal income tax rate from 34% to 35%, effective January 1, 1993. The provision for income tax in 1993 includes approximately $468,000 for the impact of the rate change on the current earnings, and approximately $1,414,000 to reflect the additional deferred tax requirements for non-utility operations as of January 1, 1993, in accordance with SFAS 109.
      Significant items making up deferred tax liabilities and deferred tax assets are as follows:

  (In thousands)
    ------------------------------------------------------------------------------------------
   December 31,                                                            1993            1992
  Assets:
  Unbilled revenue                                                    $ 30,924        $ 21,878
  Coal retiree health care                                              24,500              --
  Regulatory liabilities                                                 5,494           6,797
  Deferred investment tax credits                                        5,437           5,567
  Bad debt reserve                                                       5,366           4,390
  Other                                                                 13,038          12,795
                                                                      ------------------------
  Total deferred tax assets                                             84,759          51,427
  Liabilities:
  Accelerated depreciation                                            (130,379)       (118,617)
  Deferred gas costs                                                   (23,861)        (15,526)
  Other                                                                (18,098)        (18,913)
                                                                      ------------------------
  Total deferred tax liabilities                                      (172,338)       (153,056)
                                                                      ------------------------
  Total deferred taxes                                               $ (87,579)     $ (101,629)
                                                                     --------------------------
                                                                     --------------------------

    During 1991, deferred income taxes were provided for significant timing differences in the recognition of revenue and expenses for tax and financial statement purposes. Principal components of the 1991 deferred provision were $2,807,000 for employee benefit reserves and $2,794,000 for accelerated depreciation, partially offset by a credit of $1,021,000 for deferred gas costs.
10. IONPURE DISPOSITION
    On December 1, 1993 Eastern exchanged the stock of its wholly owned subsidiary, Ionpure, for 2,027,395 shares or 22% of the voting stock of U.S. Filter plus
    $100,000. In connection with the exchange, in the third quarter of 1993 Eastern recorded a pre-tax charge of $13,000,000 ($9,300,000 after-tax or $.41 per share)
    to write down Ionpure assets to their estimated realizable value, net of related transaction expenses. The tax credit of $3,700,000 reflects the benefit of ordinary deductions from the transaction and partial utilization of capital losses against current capital gains. Since Ionpure was operated for the account of U.S. Filter after October
    1, 1993, its subsequent operating results have been excluded from Eastern's consolidated results.
      Eastern accounts for its investment in U.S. Filter using the equity method, with a lag of one fiscal quarter. The difference of approximately $19,700,000 between the carrying value of Eastern's investment and its share of the underlying net assets of U.S. Filter as of December 1, 1993 is being amortized over a period of 40 years.
11. ACQUISITIONS
    On January 10, 1991 Eastern acquired certain assets and operations of A & P Water and Sewer Supplies, Inc., a distributor of components for municipal water systems in the mid-Atlantic region, for approximately $35,500,000 in cash. Eastern also acquired

    (Page 42)

    another operation in 1991 for $1,600,000. These acquisitions have been accounted for as purchases. Accordingly, the acquired assets and liabilities were recorded at their estimated fair values at the date of acquisition.
      Results of operations for these acquisitions have been included in Eastern's consolidated results since the dates of acquisition. Results of operations from the beginning of the year to the dates of acquisition would not have been material to Eastern.
12. WRITEDOWN OF WATERPRO GOODWILL
    During the fourth quarter of 1993, Eastern determined that a significant impairment of the fair value of WaterPro had occurred due to a permanent erosion in margins and lack of industry growth. The impairment was determined by discounting at 10% WaterPro's cash flows, as projected in management's five year forecast. The discount rate reflects WaterPro's projected weighted average cost of capital. Accordingly, Eastern wrote down the book value of WaterPro by taking a $45,000,000 charge against the goodwill associated with the purchase of WaterPro's operations. No tax benefit has been recognized against this charge.

13. ENVIRONMENTAL MATTERS
    There are 37 identified former manufactured gas
    plant ("MGP") sites located within Boston Gas' service territory. Massachusetts Electric Company, a wholly-
    owned subsidiary of New England Electric System
    ("NEES"), has assumed responsibility for
    remediating one such MGP site in Lynn, Massachusetts, pursuant to the decision of the First Circuit Court of Appeals in John S. Boyd, Inc. et al. v. Boston Gas
               ---------------------------------------
    Company, et al., which affirmed that NEES and its
    ----------------
    subsidiaries are responsible for remediating the site as prior owners and operators, and that Boston Gas did not assume any liability for such remediation when it acquired the property from NEES in 1973.
    Thirteen other former MGP sites within Boston Gas' service territory are currently owned by Boston
    Gas, and 10 of such 13 sites were also acquired from NEES and its subsidiaries. Boston Gas is currently working with the Massachusetts Department of Environmental
    Protection (the "DEP") to determine the extent of remediation which may be required at such 13 sites. A
    1990 settlement agreement with the Massachusetts
    Department of Public Utilities provides for recovery by Boston Gas through the cost of gas adjustment clause of any environmental response costs associated with MGP sites over separate, seven-year amortization periods without a return on the unamortized balance. Due to uncertainties as to the extent and sources of releases of compounds, the nature and extent of any required remediation and the extent of contribution or assumption of responsibility by NEES for the sites acquired from it, Eastern does not possess at this time sufficient information to reasonably determine the ultimate cost to Boston Gas of remediation at such sites, but believes that it is not probable that such costs will materially affect Eastern's financial condition or results of operations.
      Eastern is aware of certain non-utility sites, associated with operations in which it is no longer involved, for which it may have or share environmental remediation responsibility. While Eastern has provided reserves that cover some anticipated costs of remediation of the site of a former coal tar processing facility in Everett, Massachusetts (the
    "Facility"), and believes that it has provided reserves that are adequate to cover the estimated costs of remediation of the other such sites, the extent of Eastern's potential liability at such sites is not yet determinable.
      The Facility, which was located on a 10-acre parcel of land formerly owned by Eastern, was operated by predecessors of Allied-Signal, Inc. from the early 1900s until 1937 and by Koppers Company, predecessor of Beazer East, Inc. (and Eastern's controlling stockholder until 1951) from 1937 until 1960 when the Facility was shut down. The Facility processed coal tar purchased from Eastern's adjacent by-product coke plant, also shut down in

   (Page 43)

    1960. Eastern, Beazer and Allied-Signal entered into an Administrative Consent Order with the DEP in 1989 which requires that they jointly investigate and develop a remedial response plan for the Facility site, including any area where a release from that site may have come to be located. The companies have entered into a cost-sharing agreement under which each company has agreed to bear one-third of the costs of compliance with the Consent Order, while preserving any claims it may have against the other companies. In 1993 the companies completed preliminary remedial measures, including abatement of seepage of materials into the adjacent Island End River, a 29-acre tidal river which is part of Boston harbor. Studies have identified compounds that may be associated with coal tar and/or oil in soil and ground water at the site and adjacent areas and in the Island End River sediments. The National Oceanic and Atmospheric Administration and the Coast Guard have recently begun working with the DEP in connection with further investigation and possible remediation of river sediment conditions. In addition, the U.S. Environmental Protection Agency is currently evaluating the Facility site and the Island End River for possible designation as a federal priority Superfund site. In light of uncertainties as to the extent and sources of releases of compounds, the nature of any required remediation, the area and volume of soil, ground water and/or sediments that may be included, the possibility of participation by additional potentially responsible parties and the apportionment of liability, Eastern does not possess at this time sufficient information to reasonably determine or estimate the ultimate cost to it of such remedial measures. Eastern may be entitled to recovery against certain insurers with respect to this matter.
14. COAL MINERS RETIREE HEALTH CARE
    In September 1993 Eastern received notice from the Social Security Administration claiming that
    Eastern is responsible for health care and death benefit premiums for certain retired coal miners and their beneficiaries under the newly-effective federal Coal Industry Retiree Health Benefit Act of 1992 (the "Coal Act"). The amount of premiums requested aggregates in excess of $5,000,000 to cover an initial 20-month period ending September 30, 1994, and relates to retired miners who are said to have worked for Eastern's Coal Division prior to the transfer of those operations to a subsidiary in 1965. Eastern has filed a lawsuit in the Federal District
    Court for Massachusetts challenging the
    constitutionality of the new statute, as applied to it, and asserting a claim against Peabody Holding
    Company, Inc. ("Peabody"), to which Eastern sold its coal subsidiaries in 1987, that any liabilities under the Coal Act should be borne by Peabody and such subsidiaries. Eastern has posted security to delay payment of premiums pending the outcome of its constitutional challenge. Eastern is aware of several other lawsuits challenging the constitutionality of the Coal Act.
     Eastern has recorded a reserve of $70,000,000 to provide for its undiscounted obligations under the Coal Act. This amount has been reflected as an extraordinary item of $45,500,000 net of tax or $2.02 per share, in accordance with the conclusions of the Financial Accounting Standard Board's Emerging Issues Task Force, which has determined that an entity such as Eastern which no longer has operations in the coal industry should account for its entire obligation under the Coal Act as an extraordinary item. If Eastern prevails in its constitutional challenge or its claim against Peabody, its obligation under the Coal Act would be eliminated. Eastern's obligation could be more than $100 million depending on other factors including administrative review of assigned individuals, medical inflation rates,
    Medicare reimbursements and other changes in government health care programs.

(Page 44)

15. RETIREE BENEFITS
    Eastern and its subsidiaries, through
    various company-administered plans and other union retirement and welfare plans under collective bargaining agreements, provide retirement benefits for the majority of their employees, including pensions and certain health care and life insurance benefits. Normal retirement age is 65 but provision is made for earlier retirement. Pension benefits for salaried plans are based on salary and years of service, while union retirement and welfare plans are based on negotiated benefits and years of service. Employees who are participants in the pension plans become eligible for health care benefits if they reach retirement age while working for Eastern.
      The funding of retirement and employee benefit plans is in accordance with the requirements of the plans and collective bargaining agreements and, where applicable, in sufficient amounts to satisfy the "Minimum Funding Standards" of the Employee Retirement Income Security Act ("ERISA").
      Effective January 1, 1991, Eastern adopted Statement of Financial Accounting Standards No. 106 ("SFAS
    106"), "Employers" Accounting for Post-
    retirement Benefits Other Than Pensions,'' by immediately recognizing the cumulative effect of the accounting change. SFAS 106 requires that the expected cost of post-retirement benefits other than pensions be charged to expense during the period that the employee renders service. At the date of adoption, the cumulative effect of the accounting change ("transition obligation") was $102,245,000, of which
    $89,120,000 was attributable to Boston Gas. With regulatory approval, Boston Gas has deferred the cost of the transition obligation and the amount by which expense under SFAS 106 exceeds expense under the current benefit payments. The impact of immediate recognition of the balance of the transition obligation was $13,125,000 pre-tax or $8,662,000 net of tax, equal to $.38 per share. Boston Gas' 1993 rate order provides a four year transition to full recovery of tax deductible amounts, which approximate SFAS 106 expense including amortization of the transition charges. The net cost for these plans and agreements charged to expense was as follows:

PENSIONS
(In thousands)
    -------------------------------------------------------------------------------------------------

  Years ended December 31,                                           1993          1992          1991
  Service cost                                                    $ 4,556       $ 4,176       $ 3,894
  Interest cost on projected benefit obligation                     9,869         9,033         8,353
  Actual return on plan assets                                    (21,763)      (12,961)      (25,796)
  Net amortization and deferral                                    10,729         2,590        17,378
                                                                  -----------------------------------
  Total net pension cost of company-administered plans              3,391         2,838         3,829
  Multi-employer union retirement and welfare plans                   377           321           298
                                                                  -----------------------------------
  Total net pension cost                                          $ 3,768       $ 3,159       $ 4,127
                                                                  -----------------------------------
                                                                  -----------------------------------

  HEALTH CARE
  (In thousands)
    -------------------------------------------------------------------------------------------------
  Years ended December 31,                                           1993          1992          1991
  Service cost                                                    $ 1,590       $ 1,569       $ 1,511
  Interest cost on accumulated benefit obligation                   8,065         8,955         8,644
  Actual return on plan assets                                       (282)         (173)           --
  Net amortization and deferral                                    (1,241)         (247)           --
  Boston Gas deferral                                              (2,368)       (4,447)       (5,130)
                                                              ---------------------------------------
  Total retiree health care cost                                  $ 5,764       $ 5,657       $ 5,025
                                                              ---------------------------------------
                                                              ---------------------------------------

(Page 45)

    The following table sets forth the funded status of company-administered plans and amounts recorded in Eastern's consolidated balance sheet as of December 31, 1993 and 1992 using actuarial measurement dates as of October 1, 1993 and 1992:


  (In thousands)                                               Pensions                     Health Care
  -----------------------------------------------------------------------------------------------------
                                                    1993           1992            1993            1992
  Accumulated benefit obligation:
  Vested benefits                               $104,355       $101,276       $  67,492       $  84,696
  Non-vested benefits                             13,275         11,773          15,741          29,441
                                                -------------------------------------------------------
                                                 117,630        113,049          83,233         114,137
  Effect of future salary increases               18,820         18,477              --              --
                                                -------------------------------------------------------
  Projected benefit obligation ("PBO")          $136,450       $131,526       $  83,233       $ 114,137
                                                -------------------------------------------------------
                                                -------------------------------------------------------
  Plan assets at fair value                     $152,925       $147,175       $  10,856       $   5,573
      Less PBO                                   136,450        131,526          83,233         114,137
                                                -------------------------------------------------------
  Plan assets in excess of (less than)
    PBO                                           16,475         15,649         (72,377)       (108,564)
  Unrecognized net obligation at December
    31, 1985 being amortized over 15 years         2,951          3,324              --              --
  Unrecognized net (gain) loss                   (19,638)       (12,370)        (15,171)          8,145
  Unrecognized prior service cost
    (benefit)                                     15,837          8,315         (17,182)         (8,341)
  Amounts contributed to plans during
    fourth quarter                                   476            375              --           5,000
  Unfunded accumulated benefits                   (1,291)          (918)             --              --
                                                -------------------------------------------------------
      Net asset (reserve) at December 31        $ 14,810       $ 14,375       $(104,730)      $(103,760)
                                                -------------------------------------------------------
                                                -------------------------------------------------------

    The above vested health care benefits include $58,380,000 and $70,128,000 for retirees in 1993 and 1992, respectively. To fund health care benefits under its collective bargaining agreements, in 1991 Boston
    Gas established a Voluntary Employee Beneficiary Association ("VEBA"), to which it makes contributions from time to time. Plan assets are invested in equity securities, fixed income investments and money market instruments.
      Following are the assumptions used in the actuarial measurements:

  -----------------------------------------------
                                 1993        1992
  Discount rate                  7.5%        7.5%
  Return on plan assets          8.5%        8.5%
  Increase in future
    compensation                 5.0%        5.0%
  Health care inflation
    trend                       12.0%       14.0%
                                -----------------

    The health care inflation trend is assumed to drop gradually to 5% after 7 years. A one-percentage-point increase in the assumed health care cost trend would have increased the net periodic post-retirement benefit cost charged to expense and the accumulated benefit obligation by $62,000 and $6,440,000, and, $89,000 and $9,993,000, respectively, in 1993 and 1992.

(Page 46)

 16. FAIR VALUES OF FINANCIAL INSTRUMENTS
    The following methods and assumptions were used to estimate the fair value disclosures for financial instruments:
    Cash, short-term investments and debt: The carrying amounts approximate fair value because of the short maturity of those instruments. Short-term debt includes notes payable, gas inventory financing, and other miscellaneous short-term liabilities.
    Long-term debt and preferred stock of subsidiary: The fair values are based on currently quoted market prices.
    The carrying amounts and estimated fair values of Eastern's financial instruments are as follows:

 (In thousands)
    ---------------------------------------------------------------------------------------------------
  December 31,                                            1993                          1992
                                                  -----------------------   ---------------------------
                                                  Carrying           Fair       Carrying           Fair
                                                    Amount          Value         Amount          Value
  Cash and short-term investments                 $ 52,240       $ 52,240       $105,440       $105,440
  Short-term debt                                  165,596        165,596        103,575        103,575
  Long-term debt                                   336,975        390,336        364,412        394,290
  Preferred stock of subsidiary                     29,197         30,600         29,436         29,436
                                                  -----------------------------------------------------

17.  UNAUDITED QUARTERLY FINANCIAL INFORMATION
  (In thousands, except per share amounts)
    ---------------------------------------------------------------------------------------------------
  For the three months ended 1993:                Mar. 31,       June 30,      Sept. 30,       Dec. 31,
  Revenues                                        $368,368       $259,745       $195,917       $275,817
  Operating earnings (loss)                         46,617         13,760         (5,273)       (23,117)
  Pretax earnings (loss)                            38,190          5,567        (26,431)       (33,948)
  Earnings (loss) before extraordinary item         23,025          3,264        (20,998)       (37,451)
  Net earnings (loss)                               23,025          3,264        (20,998)       (82,951)
  Earnings (loss) per share before
    extraordinary item                               $1.02           $.14         $ (.93)       $ (1.66)
  Earnings (loss) per share                           1.02            .14           (.93)         (3.68)
                                                  -----------------------------------------------------
    1992:
  Revenues                                        $356,589       $250,251       $203,264       $281,330
  Operating earnings                                55,442         19,535          2,033         18,997
  Pretax earnings (loss)                            48,003         12,290         (5,206)         7,944
  Earnings (loss) before accounting change          29,825          7,384         (3,559)         4,256
  Net earnings (loss)                               38,034          7,384         (3,559)         4,256
  Earnings (loss) per share before
    accounting change                                $1.32           $.32         $ (.15)          $.18
  Earnings (loss) per share                           1.69            .32           (.15)           .18
                                                  -----------------------------------------------------

(Page 47)

Independent Auditor's Report

To the Trustees and Shareholders of Eastern Enterprises:

We have audited the accompanying consolidated balance sheets of Eastern Enterprises (a Massachusetts voluntary association) and subsidiaries as of December
31, 1993 and 1992, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Eastern Enterprises and subsidiaries as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.
  As explained in Notes 15 and 9 to the consolidated financial statements, effective January 1, 1991 and January 1, 1992, respectively, the company changed its method of accounting for post-retirement benefits other than pensions and income taxes.

Arthur Andersen & Co.

Boston, Massachusetts,
February 4, 1994.


Management's Report on Responsibility

The management of Eastern Enterprises is responsible for the preparation, integrity and fair presentation of the company's financial statements. These statements have been prepared in accordance with generally accepted accounting principles and, as such, include amounts based on management's informed judgments and estimates. The financial statements have been audited by the independent accounting firm of Arthur Andersen & Co., which was given unrestricted access to all financial records and related data.
  Eastern maintains a system of internal control over financial reporting which is designed to provide reasonable assurance to the company's management and Board of Trustees regarding the preparation of reliable financial statements and the safeguarding of assets. The system includes a documented organizational structure and division of responsibility, an internal audit staff, the careful selection and development of personnel and established policies and procedures, including policies to foster a strong ethical climate and control environment, which are communicated throughout Eastern.
  The Audit Committee of the Board of Trustees, consisting solely of outside trustees, meets periodically with management, internal auditors and the independent auditors to review internal accounting controls, financial results and accounting principles and practices. The Audit Committee also annually recommends to the Board of Trustees the selection of independent auditors.

J. Atwood Ives
Chairman and Chief Executive Officer

Walter J. Flaherty
Senior Vice President and Chief Financial Officer

James J. Harper
Vice President and Controller

(Page 48)

Summary of Operations

(In thousands,
except per share
amounts)
- ---------------------------------------------------------------------------------------------------------------------
Years ended
December 31,                1993             1992             1991             1990             1989             1988
REVENUES:
Boston Gas            $  614,294       $  594,330       $  527,928       $  554,509       $  559,692       $  449,437
Midland                  254,921          263,617          267,044          269,061          233,958          222,492
Water Products
  Group                  230,632          233,487          198,098          126,452           46,436               --
                     ------------------------------------------------------------------------------------------------
TOTAL REVENUES         1,099,847        1,091,434          993,070          950,022          840,086          671,929
Operating costs
  and expenses         1,022,860          995,427          920,265          863,696          764,070          606,251
OPERATING EARNINGS:
Boston Gas                49,063           63,120           39,291           40,179           45,900           43,092
Midland                   33,001           38,277           40,471           43,950           34,535           27,381
Water Products
  Group                     (402)            (249)          (1,237)           5,680            2,851               --
Headquarters              (4,675)          (5,141)          (5,720)          (3,483)          (7,270)          (4,795)
                     ------------------------------------------------------------------------------------------------
OPERATING
EARNINGS BEFORE
WRITEDOWN:                76,987           96,007           72,805           86,326           76,016           65,678
Writedown of
WaterPro
  goodwill               (45,000)              --               --               --               --               --
                      -----------------------------------------------------------------------------------------------
OPERATING
EARNINGS AFTER
WRITEDOWN:                31,987           96,007           72,805           86,326           76,016           65,678
OTHER INCOME (EXPENSE):
Interest income            2,875            4,217            6,628           11,108            9,612            8,875
Interest expense         (35,305)         (33,924)         (29,720)         (27,344)         (24,945)         (24,241)
Loss on sale of
  Ionpure                (13,000)              --               --               --               --               --
Peabody-
  related\1/<F1>              --               --               --           13,887           13,621           14,003
Other, net                (3,179)          (3,269)          (2,620)           4,590            3,335            1,897
                      -----------------------------------------------------------------------------------------------
PRE-TAX EARNINGS
(LOSS)                   (16,622)          63,031           47,093           88,567           77,639           66,212
Provision for
  income taxes            15,538           25,125           17,726           24,613           21,086           15,539
                      -----------------------------------------------------------------------------------------------
EARNINGS (LOSS)
  BEFORE
  EXTRAORDINARY
  ITEM AND
  ACCOUNTING
  CHANGES                (32,160)          37,906           29,367           63,954           56,553           50,673
Extraordinary
  item net of
  tax\2/<F2>             (45,500)              --               --               --               --               --
Cumulative
  effect of
  accounting
  change for:
SFAS No. 109                  --            8,209               --               --               --               --
SFAS No. 106                  --               --           (8,662)              --               --               --
                     ------------------------------------------------------------------------------------------------
NET EARNINGS
  (LOSS)              $  (77,660)      $   46,115       $   20,705       $   63,954       $   56,553       $   50,673
                     ------------------------------------------------------------------------------------------------
                     ------------------------------------------------------------------------------------------------
FINANCIAL
STATISTICS AND
RATIOS:
Total assets          $1,379,677       $1,425,066       $1,333,451       $1,199,214       $1,148,727       $1,087,224
Cash from
  operating
  activities              38,537           46,574           92,825           88,042           81,278           68,840
Capital
  expenditures\3/<F3>     64,391           82,891          112,085           96,779           89,587           63,101
Long-term debt           328,939          357,109          327,361          296,578          260,367          263,587
Shareholders'
  equity                 363,738          517,906          502,886          513,160          498,017          472,750
Debt/equity
  ratio                    47/53            41/59            39/61            37/63            34/66            36/64
Return on total
  capital                   5.0%\4/<F4>      7.7%             4.8%            10.2%             9.5%             9.2%
Return on equity            4.5%\4/<F4>      9.0%             4.1%            12.6%            11.7%            11.0%
SHARES
  OUTSTANDING AT
  DECEMBER 31             20,930           22,621           22,543           22,504           23,213           23,166
PER SHARE DATA:
Earnings (loss)
  before
  extraordinary
  item and
  accounting
  change                 $ (1.43)          $ 1.67           $ 1.30           $ 2.77           $ 2.43           $ 2.18
Net earnings
  (loss)                   (3.45)            2.04              .92             2.77             2.43             2.18
Dividends
  declared                  1.40             1.40             1.40             1.40             1.40             1.30
Shareholders'
  equity                   17.38            22.89            22.31            22.80            21.45            20.41
                         --------------------------------------------------------------------------------------------

<F1> \1/Eastern's 15.01% investment in Peabody Holding Company, Inc. (Peabody), sold in 1990.
<F2> \2/Charge of $70,000 pretax or $2.02 per share to reserve for coal miners retiree health care.
<F3> \3/Excludes $37,117 in 1991, $10,931 in 1990 and $93,689 in 1989 for acquisitions by Water Products Group.
<F4> \4/Excludes non-recurring net charges of $98,800 for the writedown of WaterPro goodwill, loss on sale of Ionpure and a reserve for coal miners retiree health care.

(Page 50)

CASH DIVIDENDS PER SHARE
- -----------------------------------

Quarter           1993         1992
First            $ .35        $ .35
Second             .35          .35
Third              .35          .35
Fourth             .35          .35
                 ------------------
Total            $1.40        $1.40
                 ------------------
                 ------------------

STOCK PRICE RANGE
- ---------------------------------------------------------
Quarter          High       Low        High       Low
First            $29 3/8    $26 3/8    $28 1/2    $23 1/2
Second            30         26 3/8     27 3/4     25 1/4
Third             29 1/4     26 7/8     28 5/8     24 3/4
Fourth            29         25 1/2     28 1/2     24 1/8
                 ----------------------------------------


                           APPENDIX TO EXHIBIT 13.1

NARRATIVE DESCRIPTION OF GRAPHIC AND IMAGE MATERIAL APPEARING IN PAPER FORMAT
                             VERSION OF FORM 10-K

    Pages 26 through 29 contain bar graphs of revenues, operating earnings, capital structure and capital expenditures for 1989 through 1993. The data points comprising these graphs appear in the table on page 48 under the heading, "Summary of Operations."
    Capital expenditures by business segment for 1991 through 1993 are shown in Note 2 of Notes to Financial Statements. Capital expenditures, in millions of dollars, for 1989 and 1990 were as follows:

                                                  1989          1990
                                                  ----          ----
  Boston Gas .................................    40.7          42.3
  Water Products Group and Other .............      .8           3.6
  Midland ....................................    48.1          50.9
                                                  ---           ---
      Total ..................................    89.6          96.8
                                                  ---           ---
                                                  ---           ---

    The figures exclude acquisitions in the Water Products group.