Form 10-K, Exhibit 13
period 1994-12-31
EASTERN ENTERPRISES
filed 1995-03-15
CIK 311259

EXHIBIT 13.1

 Cash Dividends Per Share

Quarter                                 1994    1993
First                                  $ .35    $ .35
Second                                   .35      .35
Third                                    .35      .35
Fourth                                   .35      .35
 Total                                 $1.40    $1.40

Stock Price Range
Quarter                          1994                 1993
                           High        Low      High         Low
First                    $27-3/4     $23-3/4  $29-3/8   $26-3/8
Second                    27-1/8      22-3/8   30        26-3/8
Third                     26-5/8      22-1/4   29-1/4    25-7/8
Fourth                    28          25       29        25-1/2