Form 10-K, Exhibit 13
period 1995-12-31
EASTERN ENTERPRISES
filed 1996-03-15
CIK 311259

                                                                    EXHIBIT 13.1
                          FIVE-YEAR FINANCIAL SUMMARY

                                         Years ended December 31,
                          ----------------------------------------------------------
                             1995        1994        1993        1992        1991
                          ----------  ----------  ----------  ----------  ----------
                                 (In thousands, except per share amounts)
REVENUES:
  Boston Gas............    $653,073    $660,158    $614,294    $594,330    $527,928
  Midland...............     296,339     264,692     254,921     263,617     267,044
                          ----------  ----------  ----------  ----------  ----------
    TOTAL REVENUES......     949,412     924,850     869,215     857,947     794,972
Operating costs and ex-
 penses.................     835,678     827,475     791,826     761,691     720,930
OPERATING EARNINGS:
  Boston Gas............      61,662      65,791      49,063      63,120      39,291
  Midland...............      57,828      35,805      33,001      38,277      40,471
  Headquarters..........      (5,756)     (4,221)     (4,675)     (5,141)     (5,720)
                          ----------  ----------  ----------  ----------  ----------
    TOTAL OPERATING
     EARNINGS...........     113,734      97,375      77,389      96,256      74,042
OTHER INCOME (EXPENSE):
  Interest income.......       5,633       1,953       3,213       4,703       7,169
  Interest expense......     (38,536)    (38,516)    (35,039)    (33,537)    (29,700)
  Other, net............       4,103       2,553      (1,056)     (2,414)     (2,546)
                          ----------  ----------  ----------  ----------  ----------
EARNINGS FROM CONTINUING
 OPERATIONS BEFORE
 INCOME TAXES...........      84,934      63,365      44,507      65,008      48,965
Provision for income
 taxes..................      24,553      24,458      18,485      23,896      16,664
                          ----------  ----------  ----------  ----------  ----------
EARNINGS FROM CONTINUING
 OPERATIONS BEFORE
 EXTRAORDINARY ITEM AND
 ACCOUNTING CHANGES.....      60,381      38,907      26,022      41,112      32,301
Earnings (loss) from
 discontinued opera-
 tions, net of
 tax(/1/)...............         --       12,212     (58,182)     (3,206)     (3,674)
Extraordinary item, net
 of tax(/2/)............      (6,500)        --      (45,500)        --          --
Cumulative effect of ac-
 counting changes(/3/)..         --          --          --        8,209      (7,922)
                          ----------  ----------  ----------  ----------  ----------
NET EARNINGS (LOSS).....  $   53,881  $   51,119  $  (77,660) $   46,115  $   20,705
                          ==========  ==========  ==========  ==========  ==========
PER SHARE DATA:
  Earnings from
   continuing operations
   before extraordinary
   item and accounting
   changes..............  $     2.98  $     1.87  $     1.15  $     1.81  $     1.43
  Earnings (loss) from
   discontinued
   operations, net of
   tax(/1/).............         --          .59       (2.58)       (.14)       (.16)
  Extraordinary item,
   net of tax(/2/)......        (.32)        --        (2.02)        --          --
  Effect of accounting
   changes(/3/).........         --          --          --          .37        (.35)
                          ----------  ----------  ----------  ----------  ----------
  Net earnings (loss)...  $     2.66  $     2.46  $    (3.45) $     2.04  $      .92
                          ==========  ==========  ==========  ==========  ==========
Dividends declared......  $     1.42  $     1.40  $     1.40  $     1.40  $     1.40
Shareholders' equity....       19.60       18.33       17.38       22.89       22.31
FINANCIAL STATISTICS AND
 RATIOS:
  Cash from operating
   activities...........  $  152,652  $  114,674  $   35,116  $   44,470  $   45,945
  Capital expenditures..      78,385      57,883      61,450      80,538     106,134
  Total assets..........   1,377,342   1,339,319   1,363,191   1,397,850   1,305,995
  Long-term debt........     357,675     365,488     328,939     357,109     327,361
  Shareholders' equity..     395,764     374,134     363,738     517,906     502,886
  Debt/equity ratio.....       47/53       49/51       47/53       41/59       39/61
  Return on total
   capital(/4/).........        10.9%        8.3%        5.8%        7.1%        6.2%
  Return on
   equity(/4/)..........        15.7%       10.5%        5.9%        8.1%        6.4%
  Shares outstanding at
   year end.............      20,194      20,411      20,930      22,621      22,543

--------
(1) Includes Water Products Group.
(2) Provision for coal miners retiree health care of $10,000 and $70,000 pretax in 1995 and 1993, respectively.
(3) Accounting changes relating to income taxes in 1992 and retiree health care in 1991.
(4) Based on earnings from continuing operations before extraordinary item and accounting changes.

Stock Price Range

Quarter               1995            1994
------------------------------------------------
                  HIGH     LOW    High     Low
               ---------------------------------
First........... $27 3/4 $25 1/4 $27 3/4 $23 3/4
Second..........  30      27 5/8  27 1/8  22 3/8
Third...........  32 5/8     29   26 5/8  22 1/4
Fourth..........  35 1/2  29 3/8  28      25

Per Share Dividends Declared

Quarter                       1995  1994
-----------------------------------------
First........................ $ .35 $ .35
Second.......................   .35   .35
Third........................   .35   .35
Fourth.......................   .37   .35
  Total...................... $1.42 $1.40

                                       2