Form 10-K, Exhibit 13
period 1996-12-31
EASTERN ENTERPRISES
filed 1997-03-14
CIK 311259

                                           Six-Year Financial Summary

Years ended December 31,                         1996        1995        1994        1993        1992       1991
---------------------------------------------------------------------------------------------------------------------------

(In thousands, except per share amounts)
Revenues:
    Boston Gas                             $  705,462    $653,073   $ 660,158   $ 614,294   $ 594,330  $ 527,928
    Midland                                   301,880     296,339     264,692     254,921     263,617    267,044
                                           --------------------------------------------------------------------------------
      Total revenues                        1,007,342     949,412     924,850     869,215     857,947    794,972

Operating earnings:
    Boston Gas                                 68,451      61,662      65,791      49,063      63,120     39,291
    Midland                                    58,415      57,828      35,805      33,001      38,277     40,471
    Headquarters                               (5,472)     (5,756)     (4,221)     (4,675)     (5,141)    (5,720)
                                             ------------------------------------------------------------------------------
      Total operating earnings                121,394     113,734      97,375      77,389      96,256     74,042

Other income (expense):
    Interest income                             9,419       5,633       1,953       3,213       4,703      7,169
    Interest expense                          (34,453)    (38,536)    (38,516)    (35,039)    (33,537)   (29,700)
    Equity in AllEnergy                        (3,087)          _           _           _           _          _
    Other, net                                  2,972       4,103       2,553      (1,056)     (2,414)    (2,546)
                                             ------------------------------------------------------------------------------

Earnings from continuing operations
    before income taxes                        96,245      84,934      63,365      44,507      65,008     48,965
Provision for income taxes                     35,580      24,553      24,458      18,485      23,896     16,664
                                             ------------------------------------------------------------------------------

Earnings from continuing operations
    before extraordinary items and
    accounting changes                         60,665      60,381      38,907      26,022      41,112     32,301
Earnings (loss) from discontinued
    operations, net of tax(1)                       _           _      12,212     (58,182)     (3,206)    (3,674)
Extraordinary items, net of tax(2)                  _      (6,500)          _     (45,500)          _          _
Cumulative effect of accounting changes(3)          _           _           _           _       8,209     (7,922)
                                             ------------------------------------------------------------------------------

Net earnings (loss)                        $   60,665    $ 53,881   $  51,119   $ (77,660)  $  46,115  $  20,705
                                           ================================================================================

Per share data:
    Earnings from continuing operations
      before extraordinary items and
      accounting changes                        $2.97       $2.98       $1.87       $1.15       $1.81      $1.43
    Earnings (loss) from discontinued
      operations, net of tax(1)                     _           _         .59       (2.58)       (.14)      (.16)
    Extraordinary items, net of tax(2)              _        (.32)          _       (2.02)          _          _
    Effect of accounting changes(3)                 _           _           _           _         .37       (.35)
                                           --------------------------------------------------------------------------------

    Net earnings (loss)                         $2.97       $2.66       $2.46      $(3.45)      $2.04       $.92
                                           ================================================================================

    Dividends declared                          $1.51       $1.42       $1.40       $1.40       $1.40      $1.40
    Shareholders' equity                        21.08       19.60       18.33       17.38       22.89      22.31

Shares outstanding at year end                 20,304      20,194      20,411      20,930      22,621     22,543

Financial statistics and ratios:
    Cash from operating activities         $  122,212   $ 152,652  $  114,674  $   35,116  $   44,470 $   45,945
    Capital expenditures                      111,755      78,385      57,883      61,450      80,538    106,134
    Total assets                            1,421,615   1,377,342   1,339,319   1,363,191   1,397,850  1,305,995
    Long-term debt                            347,313     357,675     365,488     328,939     357,109    327,361
    Shareholders' equity                      427,990     395,764     374,134     363,738     517,906    502,886

    Debt/equity ratio                           45/55       47/53       49/51       47/53       41/59      39/61
    Return on total capital(4)                   10.5%       10.9%        8.3%        5.8%        7.1%       6.2%
    Return on equity(4)                          14.8%       15.7%       10.5%        5.9%        8.1%       6.4%

(1) Includes Water Products Group.
(2) Provision for coal miners retiree health care of $10,000 and $70,000 pre-tax in 1995 and 1993, respectively.
(3) Accounting changes relating to income taxes in 1992 and retiree health care in 1991.
(4) Based on earnings from continuing operations before extraordinary item and accounting changes.

STOCK PRICE RANGE
                    1996                1995
Quarter        High      Low       High      Low
------         ----      ---       ----      ---
First          $37 1/8   $33 1/8   $27 3/4   $25 1/4
Second          36 7/8    32 3/8    30        27 5/8
Third           38 5/8    30 1/2    32 5/8    29
Fourth          40 3/8    34 7/8    35 1/2    29 3/8

DIVIDENDS DECLARED PER SHARE

Quarter        1996      1995
-------        ----      ----
First          $ .37     $ .35
Second           .37       .35
Third            .37       .35
Fourth           .40       .37
Total          $1.51     $1.42