Form 10-K, Exhibit 13
period 1997-12-31
EASTERN ENTERPRISES
filed 1998-02-27
CIK 311259

Six-Year Financial Summary

Years ended December 31,                          1997         1996         1995         1994         1993        1992
---------------------------------------------------------------------------------------------------------------------------
($ in millions, except per share amounts)
Revenues:
   Boston Gas                                 $700,945   $  705,462     $653,073     $660,158     $614,294    $594,330
   Midland                                     269,259      301,880      296,339      264,692      254,921     263,617
---------------------------------------------------------------------------------------------------------------------------
      Total revenues                           970,204    1,007,342      949,412      924,850      869,215     857,947

Operating earnings:
   Boston Gas                                   78,770       68,451       61,662       65,791       49,063      63,120
   Midland                                      34,614       58,415       57,828       35,805       33,001      38,277
   Headquarters                                 (7,070)      (5,472)      (5,756)      (4,221)      (4,675)     (5,141)
---------------------------------------------------------------------------------------------------------------------------
      Total operating earnings                 106,314      121,394      113,734       97,375       77,389      96,256

Other income (expense):
   Interest income                               8,997        9,419        5,633        1,953        3,213       4,703
   Interest expense                            (34,318)     (34,453)     (38,536)     (38,516)     (35,039)     (33,537)
   Other, net                                   (4,371)        (115)       4,103       2,553        (1,056)      (2,414)
---------------------------------------------------------------------------------------------------------------------------

Earnings from continuing operations
   before income taxes                          76,622       96,245       84,934       63,365       44,507      65,008
Provision for income taxes                      24,672       35,580       24,553       24,458       18,485      23,896
---------------------------------------------------------------------------------------------------------------------------

Earnings from continuing operations
   before extraordinary items and
   accounting change                            51,950       60,665       60,381       38,907       26,022      41,112
Discontinued operations and
   accounting change(1)                              -            -            -       12,212      (58,182)      5,003
Extraordinary items(2)                               -            -       (6,500)          -       (45,500)          -
---------------------------------------------------------------------------------------------------------------------------

Net earnings (loss)                           $ 51,950   $   60,665     $ 53,881     $ 51,119     $(77,660)   $ 46,115
---------------------------------------------------------------------------------------------------------------------------

Number of common shares:
   Outstanding at year end                      20,388       20,304       20,194       20,411       20,930      22,621
   Diluted weighted average                     20,468       20,384       20,246       20,780       22,510      22,638

Diluted per share data:(3)
   Earnings from continuing operations
      before extraordinary items and
      accounting change                          $2.54        $2.98        $2.98        $1.87       $ 1.16       $1.82
   Discontinued operations and
      accounting change(1)                           -            -            -          .59        (2.59)        .22
   Extraordinary items(2)                            -            -         (.32)           -        (2.02)         -
---------------------------------------------------------------------------------------------------------------------------

   Net earnings (loss)                           $2.54        $2.98        $2.66        $2.46       $(3.45)      $2.04
===========================================================================================================================

   Dividends declared                           $ 1.61      $  1.51       $ 1.42       $ 1.40       $ 1.40      $ 1.40
   Shareholders' equity                          22.03        21.08        19.60        18.33        17.38       22.89

Financial statistics and ratios:
   Cash from operating activities           $  138,577   $  122,212    $ 152,652    $ 114,674   $   35,116  $   44,470
   Capital expenditures                         82,321      111,755       78,385       57,883       61,450      80,538
   Depreciation and amortization                67,949       64,531       61,504       58,856       53,199      47,545
   Total assets                              1,434,357    1,421,615    1,377,342    1,339,319    1,363,191   1,397,850
   Long-term debt                              342,142      347,313      357,675      365,488      328,939     357,109
   Shareholders' equity                        449,061      427,990      395,764      374,134      363,738     517,906

   Debt/equity ratio                             43/57        45/55        47/53        49/51        47/53       41/59
   Return on total capital(4)                      9.1%        10.5%        10.9%         8.3%         5.8%        7.1%
   Return on equity(4)                            11.9%        14.8%        15.7%        10.5%         5.9%        8.1%

--------------
(1) Includes results from Water Products Group net of tax, and accounting change related to income taxes in 1992.
(2) Provision for coal miners retiree health care of $10,000 and $70,000 pre-tax in 1995 and 1993, respectively.
(3) Basic earnings per share from continuing operations before extraordinary items and accounting change were $2.55, $2.99, $2.98, $1.87, $1.16 and $1.82 for 1997 through 1992, respectively.
(4) Based on earnings from continuing operations before extraordinary item and accounting change.




STOCK PRICE RANGE

                    1997                 1996
Quarter        High      Low        High        Low
-------        ----      ---        ----        ---
First        $36-3/8   $30-1/2    $37-1/8    $33-1/8
Second        35-7/8    30-1/2     36-7/8     32-3/8
Third         38-3/16   34-3/4     38-5/8     30-1/2
Fourth        45-3/8    36-3/4     40-3/8     34-7/8

DIVIDENDS DECLARED PER SHARE

Quarter            1997             1996
-------            ----             ----
First             $ .40            $ .37
Second              .40              .37
Third               .40              .37
Fourth              .41              .40
Total             $1.61            $1.51