Form 10-K, Exhibit 13
period 1998-12-31
EASTERN ENTERPRISES
filed 1999-03-05
CIK 311259

                                                                                                                 Exhibit 13.1
SIX-YEAR
    FINANCIAL REVIEW

Years ended December 31,                1998            1997            1996            1995            1994           1993
------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share data)
REVENUES:
  Natural gas distribution             $667,106      $  754,481      $  755,391        $698,123        $708,694       $659,310
  Marine transportation                 261,061         269,259         301,880         296,339         264,692        254,921
  Other services                          7,097              --              --              --              --             --
                                   -------------------------------------------------------------------------------------------
    TOTAL REVENUES                      935,264       1,023,740       1,057,271         994,462         973,386        914,231

OPERATING EARNINGS:
  Natural gas distribution               88,913          87,773          77,291          69,264          73,438         56,421
  Marine transportation                  26,634          34,614          58,415          57,828          35,805         33,001
  Other services                         (9,043)         (1,481)             --              --              --             --
  Headquarters                           (6,099)         (5,589)         (5,472)         (5,756)         (4,221)        (4,675)
                                   -------------------------------------------------------------------------------------------
    TOTAL OPERATING EARNINGS            100,405         115,317         130,234         121,336         105,022         84,747

OTHER INCOME (EXPENSE):
  Interest income                         7,582           8,997           9,419           5,633           1,953          3,213
  Interest expense                      (33,584)        (37,411)        (37,290)        (41,273)        (41,001)       (37,740)
  Other, net                              5,591          (4,033)           (114)          4,109           2,546         (1,241)
                                   -------------------------------------------------------------------------------------------
EARNINGS FROM CONTINUING OPERATIONS
  BEFORE INCOME TAXES                    79,994          82,870         102,249          89,805          68,520         48,979
  Provision for income taxes             29,166          26,954          37,748          26,244          26,311         20,077
                                   -------------------------------------------------------------------------------------------
EARNINGS FROM CONTINUING OPERATIONS
  BEFORE EXTRAORDINARY ITEMS AND
  ACCOUNTING CHANGE                      50,828          55,916          64,501          63,561          42,209         28,902
  Discontinued operations and
  accounting change (1)                   8,193              --              --              --          12,212        (58,182)
Extraordinary items (2)                  46,960              --              --          (6,500)             --        (45,500)
                                   -------------------------------------------------------------------------------------------
NET EARNINGS (LOSS)                    $105,981       $  55,916       $  64,501        $ 57,061        $ 54,421       $(74,780)
                                   ===========================================================================================
NUMBER OF COMMON SHARES:
  Outstanding at year end                22,525          22,383          22,248          22,097          22,272         22,758
  Diluted weighted average               22,680          22,498          22,414          22,171          22,626         24,256

DILUTED PER SHARE DATA:(3)
  EARNINGS FROM CONTINUING OPERATIONS
    BEFORE EXTRAORDINARY ITEMS AND
    ACCOUNTING CHANGE                     $2.24           $2.49           $2.88           $2.87           $1.87         $ 1.19
  Discontinued operations and
    accounting change(1)                   0.36              --              --              --            0.54          (2.39)
  Extraordinary items(2)                   2.07              --              --           (0.30)             --          (1.88)
                                   -------------------------------------------------------------------------------------------
  NET EARNINGS (LOSS)                     $4.67           $2.49           $2.88           $2.57           $2.41         $(3.08)
                                   ===========================================================================================
  Dividends declared                     $ 1.65          $ 1.61          $ 1.51          $ 1.42          $ 1.40         $ 1.40
  Shareholders' equity                    24.24           21.64           20.72           19.30           18.09          17.17

FINANL STATISTICS AND RATIOS:
  Cash from operating activities     $  134,256      $  146,640      $  128,439      $  163,359      $  121,885      $  42,750
  Capital expenditures                  113,712          89,216         119,783          85,352          64,014         68,122
  Depreciation and amortization          75,521          71,322          67,229          64,005          61,197         55,375
  Total assets                        1,518,370       1,530,365       1,514,853       1,463,924       1,422,830      1,439,726
  Long-term debt                        385,519         371,492         367,683         379,018         387,901        351,829
  Shareholders' equity                  546,069         484,470         461,013         426,473         403,004        390,723

  Debt/equity ratio                       41/59           43/57           44/56           47/53           49/51          47/53
  Return on total capital(4)                8.0%            9.3%           10.6%           10.9%            8.5%           6.1%
  Return on equity(4)                       9.9%           11.9%           14.6%           15.4%           10.6%           6.2%

-------------------------------------------------------------------------------------------------------------------------------

(1) Includes accounting change to adopt accrual method for unbilled revenue in 1998, and results from Water Products Group net of tax in 1994 and 1993.

(2) Provision (credits) for Coal Act liabilities of $(74,500), $10,000 and $70,000 pre-tax in 1998, 1995 and 1993, respectively and loss on early extinguishment of debt of $2.3 million pre-tax in 1998.

(3) Basic earnings per share from continuing operations before extraordinary items and accounting change were $2.26, $2.50,
    $2.90, $2.88 and $1.19 for 1998 through 1993, respectively.

(4) Based on earnings from continuing operations before extraordinary items and accounting change.

STOCK PRICE RANGE

1998        1997
QUARTER    HIGH           LOW         HIGH        LOW
-------    ----           ---         ----        ---
FIRST     $45 5/8       $40 3/8     $36 3/8     $30 1/2
SECOND     44 3/4        37 5/8      35 7/8      30 1/2
THIRD      43 1/2        38 1/4      38 1/16     34 3/4
FOURTH     44 1/4        40          45 3/8      36 3/4

DIVIDENDS DECLARED PER SHARE

QUARTER          1998                     1997
-------          ----                     ----
FIRST           $ .41                    $ .40
SECOND            .41                      .40
THIRD             .41                      .40
FOURTH            .42                      .41
                -----                    -----
TOTAL           $1.65                    $1.61
                =====                    =====